Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2018 Share Incentive Plan of Weidai Ltd. of our report dated May 25, 2018 (except for Note 22, as to which the date is August 10, 2018), with respect to the consolidated financial statements of Weidai Ltd. included in its initial public offering registration statement on Form F-1, as amended (File No. 333-226790) and related Prospectus of Weidai Ltd., for the years ended December 31, 2016 and 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Ernst & Young Hua Ming LLP
Guangzhou, The People’s Republic of China
April 16, 2019